Exhibit 10.3

MUTUAL CONFIDENTIALITY AGREEMENT

This Mutual Confidentiality Agreement (this “Agreement”), dated as of July 16, 2010, is entered into by and among Financière Elitech SAS, a société par actions simplifiée organized under the laws of France (“Elitech”), Wescor, Inc., a Utah corporation (“Wescor”), Elitech UK Limited, a private limited company organized under the laws of the United Kingdom (“Elitech UK” and, collectively with Elitech and Wescor, the “Elitech Group”), Corgenix Medical Corporation, a Nevada corporation (“Corgenix”), and Corgenix U.K. Ltd., a private limited company organized under the laws of the United Kingdom (“Corgenix U.K.” and, collectively with Corgenix, the “Corgenix Group”).

PRELIMINARY STATEMENTS

A.                                   The Elitech Group and the Corgenix Group desire to enter into a commercial relationship with each other, either directly or through their respective Affiliates (as defined below), specifically: (1) that certain Common Stock Purchase Agreement by and among Corgenix, Elitech and Wescor (the “SPA”); (2) that certain Master Distribution Agreement by and between Corgenix and Elitech UK (the “MDA”); and (3) that certain Joint Product Development Agreement by and between Corgenix and Elitech (the “JPDA” and, collectively with the SPA and the MDA, the “Transaction Agreements”).

B.                                     In order for the Corgenix Group and the Elitech Group to enter into the proposed commercial relationship, it is necessary for the parties to disclose certain valuable proprietary information to each other and ensure that such proprietary information will be treated as confidential.

C.                                     Each of Corgenix, Corgenix U.K., Elitech, Wescor and Elitech UK, on behalf of itself and its respective Affiliates, agrees and acknowledges that any Confidential Information (as defined below) that it receives from a disclosing party must be kept confidential in accordance with the terms and conditions of this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.                                      Definitions.  For purposes of this Agreement the following terms shall have the meanings set forth below:

a.               The term “documents” means form or medium in which Confidential Information may be produced, including, but not be limited to, writings, spreadsheets, presentations, web pages, emails, voicemails, drawings, graphs, charts, photographs, sound recordings, optical or magnetic discs and data compilations in whatever form recorded or stored from which information can be obtained and/or translated, if necessary, into reasonably usable form, and any reproductions thereof.

b.              The term “Confidential Information” means any and all information, tangible or intangible, in whatever form or medium provided or obtained by any receiving party or such party’s representatives, directly or indirectly, including all documents and information generated by a disclosing party or its representatives that contains, reflects or is derived from such information, whether orally, in writing, in documents, through or by observation or otherwise, in any way relating to the Transaction Agreements and the transactions contemplated in such Transaction Agreements, including, but not limited to, information about existing or contemplated products, services, client lists, marketing techniques, pricing policies, financial information, research and development techniques and processes, manufacturing processes, sales processes, bidding and tender processes, costs, profits, sales, markets and all other data and intellectual property related thereto.

Notwithstanding the foregoing, information shall not be considered Confidential Information for purposes of this Agreement if: (a) a receiving party or its Affiliates already possesses the information without an obligation of confidentiality at the time of disclosure as verified by independent written files or records; (b) the information is or becomes part of the public domain other than as a result of unauthorized disclosure by a receiving party or its Affiliates of such information; (c) the information has been or is made available to a receiving party or its Affiliates by a third party that, to the receiving party’s or its Affiliates’ best knowledge, is not under an obligation of confidentiality to the disclosing party or its Affiliates; or (d) the information is independently developed by a receiving party or its Affiliates prior to such information being disclosed by a disclosing party, as verified by independent written files or records.

c.               The term “Affiliate” means with respect to any person, any other person that, directly or indirectly, controls, is controlled by, or is under a common control with, such first person.  The term “control” including the terms “controlled by” and “under a common control with” (as used in the preceding sentence) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the person, whether through the ownership of securities, by contract or otherwise.

2.                                      Confidentiality.  With respect to the Confidential Information, the Elitech Group and its Affiliates (on the one hand), and the Corgenix Group and its Affiliates (on the other hand), shall: (a) restrict disclosure of the Confidential Information solely to those of their respective employees, Affiliates, advisors or representatives with a need to know; (b) advise their respective employees, Affiliates, advisors or representatives who receive the Confidential Information of the obligation of confidentiality hereunder; (c) use, and advise their respective employees, Affiliates, advisors or representatives to use, the same degree of care to protect the Confidential Information and to prevent disclosure of the Confidential Information as is used with the party’s own confidential information, which shall be at least the degree of care that a reasonably prudent person would take to protect and prevent disclosure of confidential information; and (d) use the Confidential Information only for purposes of carrying out their respective obligations under the Transaction Agreements.

3.                                      Compliance with Laws.  If any party to this Agreement or its Affiliates, as the case may be, becomes legally compelled (including pursuant to any rule or regulation promulgated by any securities regulation authority or any securities exchange) to make any disclosure that is prohibited or otherwise constrained by this Agreement, then such party will give, or will cause its Affiliate to give, the other parties immediate written notice of such requirement so that they may seek a protective order or other appropriate relief, or waive compliance with the nondisclosure provisions of this Agreement.  Subject to the foregoing, the party that is legally compelled to disclose Confidential Information may make only such disclosure that it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material censure or penalty; provided, however, that such party and its Affiliates must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

4.                                      Return of Documents.  Upon the request of Corgenix, on the one hand, or Elitech, on the other hand, the other party shall return, or shall cause its Affiliates to return, as the case may be, all documents containing the requesting party’s Confidential Information, without retaining any copies or other reproductions, in whole or in part, except for one copy of such documents or records retained in confidence by the other party’s counsel solely for the purpose of any dispute or anticipated dispute arising out of the discussions or use of the Confidential Information.

5.                                      Breach.  If the Corgenix Group or its Affiliates, on the one hand, or the Elitech Group or its Affiliates, on the other hand, breaches its obligations under this Agreement, the other party shall have available to it all its rights and remedies at law and in equity, including the right to seek injunctive relief without being required to post a bond or similar form of security, it being acknowledged and agreed by all parties that a breach or threatened breach of the terms of this Agreement by one party or its Affiliates may cause irreparable injury to the other party or its Affiliates and that money damages will not provide an adequate remedy to such other party or its Affiliates.

6.                                      Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.  This Agreement shall bind and accrue to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding the foregoing, this Agreement may be assigned by Elitech or Corgenix to any of their respective Affiliates, provided such Affiliate existed as of the date of this Agreement.

7.                                      Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given (a) when hand delivered to the other parties; (b) when received if sent by facsimile or electronic mail to the number or the email address set forth below, provided that the sending party receives a confirmation of delivery; (c) three (3) business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other parties as set forth below; or (d) forty-eight (48) hours after deposit with an internationally recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.  Each person making a communication hereunder by facsimile or electronic mail will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or electronic mail, but the absence of such confirmation will not affect the validity of any such communication.  A party may change or supplement the addresses, facsimile numbers and email addresses provided in its signature block below, or designate additional addresses, facsimile numbers or email addresses, for purposes of this Section 7 by giving the other parties written notice of the new address, facsimile numbers or email addresses in the manner set forth above.

8.                                      Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement will be governed by and construed in accordance with the internal laws of the State of Colorado, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Colorado.

9.                                      Venue.  Each of the parties consents and submits to the jurisdiction of the federal courts located in the District of Colorado in connection with any suits or other actions arising between the parties under this Agreement, and consents and waives any objections to the venue of such action or proceeding in the federal courts located in the District of Colorado.

10.                               Severability.  If any term, provision, covenant, or condition of this Agreement, or its application to any person or circumstance, will be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition as applied to other persons or circumstances will remain in full force and effect.

11.                               Entire Agreement; Amendments.  The Transaction Agreements and this Agreement constitute the full and entire understanding and agreement among the parties with respect to the subject hereof and thereof.  The provisions of this Agreement may be amended with the prior written consent of Corgenix and Elitech.

12.                               Authorization.  Each of the undersigned representatives of the parties warrants and represents that he or she is duly authorized to execute and deliver this Agreement on behalf of the respective party for which he or she signs, and that the organization on whose behalf he or she signs is currently in good standing in the jurisdiction where organized.

13.                               Headings.  The headings of the sections of this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement.

14.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

15.                               Delays, Omission, and Waivers.  No delay or omission to exercise any right, power or remedy accruing to any party as a result of a breach or default of this Agreement will impair any such right, power or remedy of the non-defaulting party, nor will it be construed to be a waiver of any such breach or default or an acquiescence therein, nor will any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing.

16.                               Survival.  This Agreement shall become effective on the date set forth above and shall continue for as long as any of the Transaction Agreements are in effect, and shall survive the termination of any of the Transaction Agreements for a term of twenty (20) years commencing on the date that the last Transaction Agreement expires or is terminated.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representative as of the date and year set forth above.

CORGENIX MEDICAL CORPORATION		FINANCIÈRE ELITECH SAS

By:	Douglass T. Simpson	By:	Pierre Debiais
Title:	President and Chief Executive Officer	Title:	President

Address for notices:		Address for notices:
Attention: President 11575 Main Street, Suite 400 Broomfield, Colorado 80020 Facsimile: (303) 453-8896 Email: Dsimpson@corgenix.com		Attention: Pierre Debiais 12-12 bis, rue Jean Jaurès 92800 Puteaux France Facsimile: +33 (1) 41 45 07 19 Email: p.debiais@elitechgroup.com

CORGENIX U.K. LTD.		WESCOR, INC.

By:	Douglass T. Simpson	By:	Janice Wallentine
Title:	Director	Title:	Chief Financial Officer

Address for notices:		Address for notices:
40 Commerce Road Lynch Wood Peterborough PE2 6LR United Kingdom Fax +44 (0) 1733 238412 Email: Dsimpson@corgenix.com		Attention: Michael Saunders 370 West 1700 South Logan, Utah 84321 Facsimile: (425) 752-4127 Email: m.saunders@elitechgroup.com

Signature Page — Mutual Confidentiality Agreement

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ELITECH UK LIMITED

By:	Tim Watson
Title:	Managing Director

Address for notices:
Attention: Tim Watson Unit 6, River Park Industrial Estate Billet Lane Berkhamsted HP4 1HL England Facsimile: +44 144 287 6774 Email: tim@elitechuk.com

Signature Page — Mutual Confidentiality Agreement

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